EXHIBIT 21.1

MONEY4GOLD HOLDINGS, INC.

SUBSIDIARIES

Money4Gold, Inc.

Money4Gold W.Y., Inc.

HD Capital Holdings LLC

Money4Gold Precious Metals, Inc.

Money4Gold UK Limited